As filed with the Securities and Exchange Commission on January 7, 2005

Registration No. – 333-______________

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Glamis Gold Ltd.

(Exact name of Registrant as specified in its charter)

British Columbia (Province or other jurisdiction of incorporation or organization)	1041 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

5190 Neil Road, Suite 310
Reno, Nevada 89502
(775) 827-4600
(Address and telephone number of Registrant’s principal executive offices)

Charles A. Jeannes, Esq.
Senior Vice President Administration,
General Counsel and Secretary
Glamis Gold Ltd.
5190 Neil Road, Suite 310, Reno, Nevada 89502
(775) 827-4600
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

David S. Stone, Esq. Neal, Gerber & Eisenberg LLP Two North LaSalle Street Suite 2200 Chicago, Illinois 60602 (312) 269-8000	G. Barry Finlayson, Esq. Lang Michener LLP 1500 Royal Centre P.O. Box 11117 1055 West Georgia Street Vancouver, British Columbia V6E4N7 (604) 689-9111

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box)

A. ☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☑ at some future date (check the appropriate box below).

1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on.

3. ☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☑	after the filing of the next amendment to this Form (if preliminary material is being filed).

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of each class of securities	Amount to be	aggregate offering	Amount of
to be registered	registered (1)	price (2)	registration fee

Common Shares	187,010,954	$ 2,856,644,848	$ 336,228

(1) Represents the maximum number of Glamis Gold Ltd. (“Glamis”) common shares estimated to be issuable upon consummation of the exchange offer for all of the outstanding common shares of Goldcorp Inc. (“Goldcorp”) calculated as the product of (a) 210,124,667, which is the estimated number of outstanding Goldcorp common shares as of December 22, 2004 (assuming full conversion of all outstanding exercisable options and warrants for Goldcorp common shares), and (b) the exchange ratio of 0.89 Glamis common shares for each Goldcorp common share.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with General Instruction II.H to Form F-10. The proposed maximum offering price is equal to the product of (i) $13.595, which is the average of high and low sale prices of Goldcorp common shares as reported on the New York Stock Exchange on December 8, 2004, and (ii) 210,124,667, which is the estimated number of outstanding Goldcorp common shares as of December 22, 2004 (assuming full conversion of all outstanding exercisable options and warrants for Goldcorp common shares).

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

i

PART I

INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Item 1. Home Jurisdiction Document.

     This registration statement on Form F-10 (this “Registration Statement”) is filed by Glamis Gold Ltd., a British Columbia corporation (“Glamis” or the “Registrant”).

     This Registration Statement relates to the offer by Glamis to purchase all the outstanding Goldcorp Inc. common shares (the “Shares”) for the consideration of 0.89 of a Glamis common share for each common share of Goldcorp Inc. The Offer is subject to the terms and conditions set forth in Glamis’ Offer to Purchase and Circular dated January 7, 2005 (the “Offer and Circular”) and related Letter of Acceptance and Transmittal (“Letter of Transmittal”) and Notice of Guaranteed Delivery, copies of which are attached hereto as Exhibits 4.1, 4.2 and 4.3, respectively.

     The information set forth in the Offer and Circular, the Letter of Transmittal, and Notice of Guaranteed Delivery, including all schedules, exhibits and annexes thereto, is hereby expressly incorporated herein by reference in response to all items of information required to be included in, or covered by, a Registration Statement on Form F-10.

Item 2. Additional Information.

     The financial statements included in the Offer and Circular have been reconciled to U.S. GAAP as required by Item 18 of Form 20-F under the Exchange Act.

Item 3. Informational Legends.

     The following legends appear in substantially the same form on the outside front cover of the Offer and Circular:

     This offering is made by a Canadian corporation that is permitted, under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare this Offer and Circular in accordance with the disclosure requirements of Canada. Shareholders in the United States should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

     The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that Glamis is incorporated or organized under the laws of British Columbia, that some or all of its officers and directors may be residents of a foreign country, that some or all of the experts named herein and the dealer manager may be residents of a foreign country, and that all or a substantial portion of the assets of Glamis and such persons may be located outside the United States.

     THE SECURITIES OFFERED PURSUANT TO THIS OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

     U.S. resident shareholders should be aware that the acceptance of the Offer by them as described herein may have tax consequences both in the United States and in Canada. See Sections 15 and 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Income Tax Considerations”. Such consequences may not be fully described herein and such holders are urged to consult their tax advisors.

PART II

INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

     Under the British Columbia Business Corporations Act, current or former directors or officers of a company or an associated corporation, or any of their heirs and personal or other legal representatives, are eligible to be indemnified by the company (each, an “eligible party”).

     A company may indemnify an eligible party against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, certain proceedings incurred in connection with eligible proceedings and certain associated reasonable expenses. In certain circumstances, a company may advance expenses.

     A company must not indemnify an eligible party in certain circumstances, including where the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or where, in proceedings other than civil proceedings, the eligible party did not have reasonable grounds for believing that the eligible party’s conduct was lawful. In addition, a company must not indemnify an eligible party in proceedings brought against the eligible party by or on behalf of the company or an associated corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Glamis pursuant to the foregoing provisions, Glamis has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The following exhibits have been filed as part of the Registration Statement:

Exhibit	Description
2.1*	Dealer Manager Agreement with Orion Securities Inc.
2.2*	Dealer Manager Agreement with Orion Securities (U.S.A.) Inc.
4.1	Take-Over Offer and Circular, including the Offer to Purchase, dated January 7, 2005.
4.2	Letter of Acceptance and Transmittal.
4.3	Notice of Guaranteed Delivery.
4.4	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
4.5	Letter to Clients.
4.6	Letter to Shareholders.
4.7
Annual Information Form of Glamis dated March 8, 2004 for the fiscal year ended December 31, 2003 (incorporated by reference to Glamis’ annual report on Form 40-F filed with the Commission on March 17, 2004).

4.8
Audited consolidated financial statements of Glamis, including notes thereto, as at December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, together with the auditor’s report thereon (incorporated by reference to Glamis’ annual report on Form 40-F filed with the Commission on March 17, 2004).

4.9
Management’s discussion and analysis of financial condition and results of operations of Glamis for the fiscal year ended December 31, 2003 (incorporated by reference to Glamis’ annual report on Form 40-F filed with the Commission on March 17, 2004).

4.10
Information Circular and Proxy Statement of Glamis dated March 1, 2004 distributed in connection with the annual general meeting of shareholders held on May 6, 2004 (excluding the sections entitled “Performance Graphs,” “Report of the Corporate Compensation and Nominating Committee on Compensation of Executive Officers and Others” and “Corporate Governance and Committees”) (incorporated by reference to Glamis’ annual report on Form 40-F filed with the Commission on March 17, 2004).

4.11
Unaudited interim consolidated financial statements of Glamis for the three months and nine months ended September 30, 2004 and notes thereto and management’s discussion and analysis of financial condition and results of operations for the three months and nine months ended September 30, 2004 (incorporated by reference to Glamis’ report on Form 6-K filed with the Commission on November 1, 2004).

4.12	Material change report of Glamis dated December 20, 2004 relating to the Offer (incorporated by reference to Glamis’ report on Form 6-K filed with the Commission on December 22, 2004).
4.13	Press Release, dated December 24, 2004 (incorporated by reference to Glamis’ report on Form 6-K filed with the Commission on December 29, 2004).
5.1	Consent of Lang Michener LLP.
5.2	Consent of Neal, Gerber & Eisenberg LLP.
5.3	Consent of KPMG LLP.
5.4	Consent of James S. Voorhees.
5.5	Consent of Mine Development Associates, Inc.
5.6	Consent of Mine Reserve Associates, Inc.
5.7	KPMG Letter of Awareness.
6.1	Powers of Attorney (contained in the signature pages of the Registration Statement on Form F-10).

*	To be filed by amendment.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

     Glamis undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (“Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

     Concurrently with the filing of this Form F-10, the Glamis is filing with the Commission a written irrevocable consent and power of attorney on Form F-X. Any change to the name or address of the agent for service of the Glamis shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, Nevada, Country of United States of America, on January 7, 2005.

GLAMIS GOLD LTD. (Registrant)
By:	/s/ C. Kevin McArthur
C. Kevin McArthur
President and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose individual signature appears below hereby appoints C. Kevin McArthur and Charles A. Jeannes, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution and resubstitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming and that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date Signed

/s/ C. Kevin McArthur C. Kevin McArthur	Director, President and Chief Executive Officer (principal executive officer)	January 7, 2005
/s/ Cheryl S. Maher Cheryl S. Maher	Vice President Finance, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	January 7, 2005
/s/ A. Dan Rovig A. Dan Rovig	Chairman of the Board of Directors	January 7, 2005
/s/ Ian S. Davidson Ian S. Davidson	Director	January 7, 2005
/s/ Jean Depatie Jean Depatie	Director	January 7, 2005
/s/ P. Randy Reifel P. Randy Reifel	Director	January 7, 2005
/s/ Kenneth F. Williamson Kenneth F. Williamson	Director	January 7, 2005

AUTHORIZED REPRESENTATIVE
IN THE UNITED STATES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that he is the duly authorized United States representative of Glamis Gold Ltd. and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on this 7th day of January, 2005.

By:	/s/ Charles A. Jeannes
Charles A. Jeannes, Esq.

EXHIBITS

Exhibit	Description
2.1*	Dealer Manager Agreement with Orion Securities Inc.
2.2*	Dealer Manager Agreement with Orion Securities (USA) Inc.
4.1	Take-Over Offer and Circular, including the Offer to Purchase, dated January 7, 2005.
4.2	Letter of Acceptance and Transmittal.
4.3	Notice of Guaranteed Delivery.
4.4	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
4.5	Letter to Clients.
4.6	Letter to Shareholders.
4.7
Annual Information Form of Glamis dated March 8, 2004 for the fiscal year ended December 31, 2003 (incorporated by reference to Glamis’ annual report on Form 40-F filed with the Commission on March 17, 2004).

4.8
Audited consolidated financial statements of Glamis, including notes thereto, as at December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, together with the auditor’s report thereon (incorporated by reference to Glamis’ annual report on Form 40-F filed with the Commission on March 17, 2004).

4.9
Management’s discussion and analysis of financial condition and results of operations of Glamis for the fiscal year ended December 31, 2003 (incorporated by reference to Glamis’ annual report on Form 40-F filed with the Commission on March 17, 2004).

4.10
Information Circular and Proxy Statement of Glamis dated March 1, 2004 distributed in connection with the annual general meeting of shareholders held on May 6, 2004 (excluding the sections entitled “Performance Graphs,” “Report of the Corporate Compensation and Nominating Committee on Compensation of Executive Officers and Others” and “Corporate Governance and Committees”) (incorporated by reference to Glamis’ annual report on Form 40-F filed with the Commission on March 17, 2004).

4.11
Unaudited interim consolidated financial statements of Glamis for the three months and nine months ended September 30, 2004 and notes thereto and management’s discussion and analysis of financial condition and results of operations for the three months and nine months ended September 30, 2004 (incorporated by reference to Glamis’ report on Form 6-K filed with the Commission on November 1, 2004).

4.12	Material change report of Glamis dated December 20, 2004 relating to the Offer (incorporated by reference to Glamis’ report on Form 6-K filed with the Commission on December 22, 2004).
4.13	Press Release, dated December 24, 2004 (incorporated by reference to Glamis’ report on Form 6-K filed with the Commission on December 29, 2004).
5.1	Consent of Lang Michener LLP.
5.2	Consent of Neal, Gerber & Eisenberg LLP.

Exhibit	Description
5.3	Consent of KPMG LLP.
5.4	Consent of James S. Voorhees.
5.5	Consent of Mine Development Associates, Inc.
5.6	Consent of Mine Reserve Associates, Inc.
5.7	KPMG Letter of Awareness.
6.1	Powers of Attorney (contained in the signature pages of the Registration Statement on Form F-10).

*	To be filed by amendment.